UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2005

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CAPCO ENERGY, INC.

_________________________________________________________________________________

(Exact name of registrant specified in charter)

Colorado	0-10157	84-0846529
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 San Felipe, Suite 725

Houston, Texas  77056

(Address of principal executive offices)  (Zip Code)

(713) 622-5550
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Securities

On March 10, 2005, Capco Energy, Inc. (the "Company") entered into a Securities Purchase Agreement (the "Purchase Agreement") with certain accredited investors with respect to a private placement under Regulation D of 10,000,000 shares of the Company's common stock (the "Shares") and common stock purchase warrants for 5,000,000 shares of the Company's common stock (the "Warrants"), for a total purchase price of $3,000,000.  The transaction closed on March 11, 2005.  The Purchase Agreement contains representations by the purchasers establishing certain facts related to the exemption from registration under securities laws, including without limitation their investment intent, their status as accredited investors, the information provided to them, the restricted nature of the securities, and similar matters.  No underwriter discounts or commissions were paid in connection with this transaction.  The Company intends to use the net proceeds from this issuance and sale of securities in the acquisition and development of oil and gas properties and for general corporate purposes.

The Warrants are exercisable into a total of 5,000,000 shares of the Company's common stock (the “Warrant Shares”) at an initial exercise price of $0.45 per share, subject to adjustment pursuant to the anti-dilution provisions set forth in the Warrants, and expire five (5) years from the date of issuance.  The complete terms of the Warrants are set forth in the form of Warrant attached as an exhibit hereto.

Under the Purchase Agreement, the Company has certain obligations to file a registration statement under the Securities Act of 1933 with respect to the Shares (and the Warrant Shares upon exercise of the Warrants).  Such obligations include the costs of such registration, except for any underwriting discounts or commissions related to the Shares or the Warrant Shares.

Item 9.01    Financial Statements and Exhibits

(a)

Financial Statements – not applicable

(b)

Proforma Financial Information – not applicable

(c)

Exhibits

4.1

Form of Warrant

10.1

Securities Purchase Agreement by and among the Company and Certain Accredited Investors dated March 10, 2005

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPCO ENERGY, INC.

Dated: March 16, 2005

By:/s/ Ilyas Chaudhary

Ilyas Chaudhary

Chief Executive Officer

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